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PRICING SUPPLEMENT NO. 207 DATED                      Filed Pursuant to
March 7, 1996 TO PROSPECTUS DATED                     Rule 424(b)(5)
March 29, 1994 AS AMENDED BY PROSPECTUS               File No. 33-51877
DATED October 14, 1995


                          CMS ENERGY CORPORATION

    General Term Notes (servicemark of J.W. Korth & Company), Series A
                Due 9 Months to 25 Years from date of issue

       Except as set forth herein, the General Term Notes (servicemark of J.W. Korth & Company) offered hereby (the "Notes") have such terms as are described in the accompanying Prospectus dated October 14, 1995.

Aggregate Principal Amount:               $ 43,000.00
Original Issue Date (Settlement Date)      March 12, 1996
Stated Maturity Date:                      December 15, 1998
Issue Price to Public:                    100.00% of Principal Amount
Interest Rate:                            6.250% Per Annum
Interest Payment Dates:                   June 15 and December 15 and
                                          semi-annually thereafter
                                          Commencing June 15, 1996
Survivor's Option:                        [ X ] Yes   [   ] No
Optional Redemption:                      [   ] Yes   [ X ] No

       Agent                              Principal Amount of Notes
                                           Solicited by Each Agent
Prudential Securities Incorporated        $ 40,000.00
EVEREN Securities, Inc.                   $      0.00
First of Michigan Corporation             $      0.00
Roney & Co.                               $  3,000.00
J.W. Korth & Company                      $      0.00
       Total                              $ 43,000.00

                                            Per Note
                                          Sold by Agents
                                           To Public          Total

Issue Price:                              $1,000.00         $ 43,000.00
Agent's Discount or Commission:           $    5.00         $    215.00
Maximum Dealer's Discount or
  Selling Concession:                     $   10.50         $    451.50
Proceeds to the Company:                  $  984.50         $ 42,333.50

CUSIP Number:   12589QJV9
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